Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Kite Pharma, Inc. 2014 Equity Incentive Plan and 2014 Employee Stock Purchase Plan, of our reports dated February 28, 2017, with respect to the consolidated financial statements of Kite Pharma, Inc. and the effectiveness of internal control over financial reporting of Kite Pharma, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

February 28, 2017